Exhibit 3.1

ARTICLES OF AMENDMENT

TO

ARTICLES OF RESTATEMENT

OF

U.S. RESTAURANT PROPERTIES, INC.

U.S. Restaurant Properties, Inc., a Maryland corporation, hereby certifies to the Maryland State Department of Assessments and Taxation that:

FIRST: The charter of the corporation is hereby amended as indicated in Exhibit A attached hereto; and

SECOND: This amendment of the charter of the corporation has been approved by the board of directors in accordance with Sections 2-605 and 2-108 of the Maryland General Corporation Law.

THIRD: These Articles of Amendment shall be effective 9:01 a.m. Eastern Standard Time on February 25, 2005.

We, the undersigned President and Secretary of U.S. Restaurant Properties, Inc., swear under penalties of perjury that the foregoing is a corporate act.

Dated this 25th day of February, 2005

/s/ Curtis McWilliams
Curtis McWilliams
President and Chief Executive Officer

/s/ Steven D. Shackelford
Steven D. Shackelford
Secretary

Exhibit A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF RESTATEMENT

OF

U.S. RESTAURANT PROPERTIES, INC.

The text of the proposed amendment is set forth below.

Name Change

RESOLVED, that II. Article I of the Corporation’s Articles of Restatement be amended to read as follows:

“ARTICLE I

NAME

The name of the Corporation (which is hereinafter call the ‘Corporation’) is:

Trustreet Properties, Inc.”

Resident Agent Change

RESOLVED, that IV. Article III of the Corporation’s Articles of Restatement be amended to read as follows:

“ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The post office address of the principal office of the Corporation in the State of Maryland is 300 E. Lombard Street, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated. Said resident agent is a Maryland corporation.”